Exhibit 99.1

FOR IMMEDIATE RELEASE

Commerce Energy Group, Inc. Announces Results for First Quarter Ended October 31, 2004

COSTA MESA, CA, December 15, 2004 — Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity service provider, announced results for the first quarter ended October 31, 2004.

Results for first quarter

Revenues for the first quarter of fiscal 2005 were $58.5 million, a slight increase as compared to $58.4 million in the first quarter of fiscal 2004. For the current fiscal year first quarter, the Company reported a net loss of $1.1 million (loss per share of $0.04), as compared with a net loss of $1.1 million (loss per share of $0.04) for the prior year’s comparable quarter.

For the quarter, the increase in revenues of $0.1 million was due primarily to increased energy sales in Michigan of $2.4 million over the first quarter in fiscal 2004, offset by a decrease in California of $2.3 million over the same period in the prior year.

The gross profit improvement of $1.8 million, or 41%, to $6.1 million in the current fiscal quarter compared to $4.3 million in the same period in the prior year, was primarily due to substantial improvement in the operating income in Pennsylvania offsetting the continuing pressure on gross profit in the California business. Operating income in the first quarter of fiscal 2005 was $0.1 million as compared to an operating loss in the first quarter of fiscal 2004 of $2.3 million.

For the first quarter of fiscal 2005, initial formation litigation expense of $1.4 million, was primarily related to ongoing litigation matters.

The Company had 100,000 customers at October 31, 2004 compared with 115,000 customers at October 31, 2003. The customer attrition is primarily attributable to the Company’s effort to improve the profitability per customer while shedding unprofitable customers.

At October 31, 2004, the Company had total assets of $107.6 million, stockholders’ equity of $74.5 million, restricted cash and unrestricted cash of $58.0 million and no long-term debt. The Company believes its liquidity is adequate to meet its current operating obligations.

The Company’s annual meeting of shareholders will be held on January 12, 2005.

For more information, visit www.CommerceEnergy.com.

About Commerce Energy Group, Inc.

Commerce Energy Group, Inc. is a provider of energy products and services to homeowners, commercial and industrial consumers, utilities, institutional and energy asset owners. Operating since 1998 as Commonwealth Energy Corporation, Commerce Energy Group now operates through its subsidiaries including Commonwealth Energy Corporation, which holds Federal Energy Regulatory Commission and state licenses for retail and wholesale energy commodities and is a retail electricity service provider to homes and businesses in California, Pennsylvania, Michigan and New Jersey

under the brand name electricAmerica. The Company also owns Skipping Stone, an energy consulting firm and UtiliHost, an outsourcing services and technology provider.

For more information, contact:

Investor Relations
Verna Ray
vray@electric.com
(714) 259-2500

Commerce Energy Group, Inc.
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626
1-800-ELECTRIC©

Forward Looking Statements

Certain statements contained within this press release including, without limitation, statements containing the words “believe,” “anticipate,” “expect,” “estimate,” “await,” “continue,” “intend,” “plan” and similar expressions, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, but are not limited to, the volatility of the energy market, competition, operating hazards, uninsured risks, changes in energy-related state legislation, failure of performance by suppliers and transmitters, changes in general economic conditions, increased or unexpected competition, failure to obtain regulatory approvals, and other matters disclosed in Commerce Energy Group’s filings with the Securities and Exchange Commission. Further, Commerce Energy undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Commerce Energy Group, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)

	First Quarter Ended October 31,
	2004	2003	Change
Net revenue	$58,496	$58,396	0%
Direct energy costs	52,406	54,075	(3%)

Gross profit	6,090	4,321	41%
Selling & marketing expenses	953	970	(2%)
General and administrative expenses	5,007	5,518	(9%)
Reorganization and initial public listing expenses	—	118	—

Income (loss) from operations	130	(2,285)	—
Other income and expenses:
Initial formation litigation expenses	(1,439)	(585)	145%
Minority interest share of loss	—	544	—
Interest income, net	189	130	46%

Total other income and expenses	(1,250)	89	—

Loss before provision for income taxes	(1,120)	(2,196)	(49%)
Provision for income taxes	—	1,074	—

Net loss	$(1,120)	$(1,122)	0%

Loss per share – basic	$(0.04)	$(0.04)	0%
Loss per share – diluted	$(0.04)	$(0.04)	0%

Consolidated Balance Sheets
(in thousands)

	October 31, 2004	July 31, 2004
Assets
Cash & cash equivalents	$53,757	$54,065
Account receivables, net	27,452	31,119
Income taxes refund receivable	4,423	4,423
Deferred income tax asset	74	74
Prepaid expenses and other current assets	5,819	5,141

Total current assets	91,525	94,822
Restricted cash and cash equivalents	4,268	4,008
Deposits	5,663	5,445
Investments	96	96
Property and equipment, net	2,409	2,613
Goodwill and other intangible assets	3,671	3,839

Total assets	$107,632	$110,823

Liabilities and Stockholders’ Equity
Accounts payable	$26,808	$30,576
Accrued liabilities	6,364	6,141

Total current liabilities	33,172	36,717
Stockholders’ equity Common stock	60,796	60,796
Unearned restricted stock compensation	(232)	(256)
Retained earnings	12,446	13,566
Other comprehensive income	1,450	—

Total stockholders’ equity	74,460	74,106

Total liabilities and stockholders’ equity	$107,632	$110,823